EXHIBIT 99.3

EN POINTE TECHNOLOGIES SALES, INC.

Unaudited Financial Statements

As of December 31, 2014 and September 30, 2014

and For the Three Months Ended December 31, 2014 and 2013

EN POINTE TECHNOLOGIES SALES, Inc.

CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2014 AND SEPTEMBER 30, 2014

(In Thousands)

(Unaudited)

	December 31,	September 30,
	2014	2014
ASSETS
Current Assets
Cash	$2,824	$4,435
Accounts receivable, net of allowances for returns and doubtful accounts	73,524	75,861
Inventories, net of allowances	13,813	10,396
Due from affiliates	196	1,828
Due from Parent	4,437	3,959
Marketable securities	534	459
Prepaid expenses and other current assets	841	1,331
Total Current Assets	96,169	98,269
Property and Equipment, net of accumulated depreciation and amortization	1,272	1,426
Due from Parent	3,500	3,500
Investment in Associate	2,263	2,263
Restricted cash	136	136
Other assets	154	80
Total Assets	$103,494	$105,674

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable, trade	$48,078	$43,351
Borrowings under lines of credit	15,587	26,035
Short-term borrowings and current maturities of long-term debt	834	954
Due to affiliates	6,014	—
Accrued liabilities	6,640	5,848
Accrued taxes and other liabilities	11,140	15,338
Total Current Liabilities	88,293	91,526
Long-Term Liabilities	1,477	1,604
Total Liabilities	89,770	93,130
Commitments and Contingencies
Shareholder’s Equity
Common stock, $.001 par value, 1,000 shares authorized and 100 shares issued and outstanding	1	1
Additional paid-in capital	29,001	29,001
Accumulated other comprehensive (loss) income	(2,191)	(2,265)
Accumulated deficit	(13,087)	(14,193)
Total shareholder’s equity	13,724	12,544
Total liabilities and shareholder’s equity	$103,494	$105,674

EN POINTE TECHNOLOGIES SALES, INC.

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(in Thousands)

(Unaudited)

	December 31,
	2014	2013
Net sales:
Product	$102,084	$84,398
Service	5,615	4,279
Total net sales	107,699	88,677
Cost of sales:
Product	89,782	73,040
Service	2,607	2,219
Total cost of sales	92,389	75,259
Gross profit:
Product	12,302	11,358
Service	3,008	2,060
Total gross profit	15,310	13,418
Operating expenses:
Selling and marketing expenses	11,266	11,653
General and administrative expenses	2,476	1,390
Operating income	1,568	375
Other (expense) income:
Interest expense, net	(113)	(174)
Other income (expense), net	14	51
Total other income (expense), net	(99)	(123)
Income before provision for income taxes	1,469	252
Provision for income taxes	363	15
Net income	1,106	237
Other comprehensive income (loss), net of tax
Valuation adjustment for equity positions	74	(31)
Comprehensive income	$1,180	$206

EN POINTE TECHNOLOGIES SALES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014 AND 2013

(in Thousands)

(Unaudited)

	December 31,
	2014	2013
Cash flows from operating activities:
Net Income	$1,106	$237
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	236	940
Allowances for doubtful accounts, returns and inventory	121	(26)
Net change in operating assets and liabilities	114	772
Net cash provided by operating activities	1,577	1,923
Cash flows from investing activities:
Purchase of property and equipment	(83)	(67)
Net cash used in investing activities	(83)	(67)
Cash flows from financing activities:
Net borrowings under line of credit	(10,449)	(1,561)
Payments on long term liabilities	(248)	(420)
Advances from affiliate, net	7,592	—
Net cash used in financing activities	(3,105)	(1,981)
Decrease in cash	(1,611)	(125)
Cash at beginning of period	4,435	4,049
Cash at end of period	$2,824	$3,924

Supplementary cash flow information:
Interest paid	$156	$221
Income taxes paid	$215	$30

EN POINTE TECHNOLOGIES SALES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2014

(Unaudited)

1.              ORGANIZATION BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

En Pointe Technologies Sales, Inc. (the “Company”) is a solution provider of information technology products and a provider of value-added services to large and medium sized companies and government entities with sales personnel in 19 markets located in the United States. The Company is headquartered in Gardena, California and was incorporated in Delaware in 1997.  The Company is a wholly owned subsidiary of En Pointe Technologies, Inc. (“the Parent”).

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed financial statements should be read in conjunction with the audited financial statements for the year ended September 30, 2014 and notes thereto included in this Form 8-K. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring items which are necessary for a fair presentation of the results for the periods presented. The results of operations presented for the three months ended December 31, 2014 and 2013 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, peripherals and service and support contracts.  In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of products has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collection is reasonably assured.

Product is considered received and accepted by the customer only upon the customer’s receipt of the product from the carrier and acceptance thereof.  Any undelivered product is included in inventory.

The majority of the Company’s sales relate to physical products and are recognized on a gross basis with the selling price to the customer recorded as net sales and the acquisition cost of the product recorded as cost of sales.

Sales are recorded on a net basis for software maintenance contracts, software agency fees and extended warranties where the Company is not the primary obligor.

Revenue from software license sales is recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, the fee is fixed or determinable and collection is reasonably assured.

Service revenues are recognized based on contracted hourly rates, as services are rendered or upon completion of specified contracted services and acceptance by the customer.  Revenue from customer maintenance support agreements in which the Company is not the primary obligor is reported on a net basis and recognized at the time of the sale. Net sales consist of product and service revenues, less discounts and estimated allowances for sales returns.  Cost of sales include the cost of products and services sold and current and estimated allowances for product returns that will not be accepted by our suppliers, less rebates.

Deferred revenues result mainly from software sales for which the criteria for revenue recognition were not met. It also includes maintenance contracts.  The Company’s maintenance contracts are generally for services that may be performed over a one year period of time.  Income is recognized on such contracts ratably over the period of the contract.

2.              LINES OF CREDIT

The Company, Din Global Corp. (the ultimate parent and holder of 100% of the common stock of the Parent), EPN Acquisition, Inc. (which merged into the Parent on August 7, 2009), the Parent, and GE Commercial Distribution Finance Corporation (“GE”) are parties to a Credit Facilities Agreement dated August 7, 2009 (the “Agreement”).  The Agreement provides for two credit facilities, a Revolving Loan facility that is limited to $40 million, and a Floor plan Loan facility that is limited to $35 million.  The Parent and Din Global Corp. are guarantors of the obligations under the Agreements.  Under the flooring arrangement, the Parent’s U.S. subsidiaries may purchase and finance information technology products from GE-approved vendors on terms that depend upon certain variable factors.  Under the Revolving Loan agreement, the subsidiaries may borrow up to 85% of the Company’s collective eligible accounts receivable at an interest rate of LIBOR plus an incremental 4.75% per annum, subject to a minimum LIBOR rate of 1.0% (5.75% at December 31, 2014).  Such purchases from GE-approved vendors have historically been on terms that allow interest-free flooring.

The Agreement requires that the following financial covenants be met for each calendar quarter as follows (as such terms are defined in the Agreement):

EBITDA as a percentage of net sales for each fiscal quarter shall not be less than 1.5%

Annual capital expenditures will not exceed $ 10.0 million.

Funded debt to EBITDA ratio shall not exceed 3.5 to 1.0

At December 31, 2014, the Company was in compliance with its financial covenants.

The GE facility is collateralized by accounts receivable, inventory and substantially all other assets.  As of December 31, 2014, approximately $16 million in borrowings were outstanding under the $75 million financing facility.  At December 31, 2014, there were additional borrowings available of approximately $59 million after taking into consideration the borrowing limitations under the Agreements, as amended to date.

3.              INCOME TAXES

We determine our interim income tax provision by applying our effective income tax rate expected to be applicable for the full fiscal year to pre-tax income for the interim periods.

Accounting For Uncertainty in Income Taxes

At December 31, 2014, we had no unrecognized tax positions. For the three months ended December 31, 2014 and 2013, we did not recognize any interest or penalties for uncertain tax positions. There were also no accrued interest and penalties at December 31, 2014 and September 30, 2014.

The company files income tax returns in the U.S. federal jurisdiction, various foreign jurisdictions and most states in the United States. The Company files consolidated tax returns with the Parent. The Company is subject to income tax examination by U.S. federal tax authorities for years ending on or after September 30, 2011. The Company is subject to income tax examinations by the State of California tax authorities for years ending on or after September 30, 2010. The Company’s net loss carryforwards are subject to examination until such time as the NOL’S are used and the year is closed.

4.              COMMITMENTS AND CONTINGENCIES

Litigation

There are various claims and litigation proceedings in which the Company is involved in the ordinary course of business, including claims from former employees and subcontractors.  The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. While the outcome of the foregoing and other claims and proceedings cannot be predicted with certainty, after consulting with legal counsel, management does not believe that it is reasonably possible that any ongoing or pending litigation will have a material adverse effect on our business, financial position and results of operations.

5.              RELATED PARTIES

a)             Transactions with En Pointe Gov, Inc. — an affiliate

The Company is affiliated with Gov because a minority shareholder of the Company’s parent is the shareholder of the parent of Gov. The Company provides various services to Gov. It also has made advances to Gov and received advances from Gov. A summary of the transactions for the three months ended December 31, 2014 and 2013 is as follows, (in thousands);

	December 31,	December 31,
	2014	2013
- Services provided to Gov	$131	$187
- Receipts from Gov	$14,000	$4,050
- Paid to Gov	$6,408	$4,456

At December 31, 2014, the net balance payable to Gov was $6,015,000 and the balance receivable at September 30, 2014 was $1,447,000.

b)             Transactions with dinCloud Inc. — an affiliate

The Company is affiliated with dinCloud because a shareholder of the Parent is a minority shareholder of dinCloud. dinCloud utilizes the Company’s property and equipment for its Cloud business for which the Company charges monthly rentals. DinCloud also provides services to the Company.  A summary of the transactions three months ended December 31, 2014 and 2013 is as follows (in thousands):

	December 31,	December 31,
	2014	2013
- Services provided to dinCloud	$86	$276
- Services provided by dinCloud	$316	$142

The balance receivable from dinCloud was $135,000 and $ 318,000 at December 31, 2014 and September 30, 2014, respectively.  In July, 2014, most of the equipment rented to dinCloud was transferred to the parent.

c)              Transactions with minority shareholders of the Parent

The Company had a note receivable totaling $1,960,000 from the two minority shareholders of Din Global Corp. against sale of its minority interest in a service business entity (ADSL) in June 2010. The notes bore interest at 0.61% per annum and were due on June 30, 2018. At September 30, 2013, these notes were assigned to the Parent. Effective April 01, 2014, the Notes were reverted back to the Company from the Parent, and the original Investment was re-purchased from the two minority shareholder of Din Global Corp. This investment is recorded at its cost of $1,960,000, plus a note receivable of $250,000 plus accrued interest.

d)             Transactions with En Pointe Technologies, Inc. — the Parent

The Parent incurs expenses on behalf of the Company and allocates these costs to its subsidiary. The allocation process systematically apportions the overall cost incurred so as to reflect the economic benefit realized by each entity. Balance receivable from Parent at December 31, 2014 and September 30, 2014 amounted to $7,937,000 and $7,459,000, respectively, of which $3,500,000 is reported as non- current. $3,500,000 relates to an advance made in December 2012, and bears interest as 5.75%. Interest charged to Parent amounted to $41,000 and $41,000 for the three months ended December 31, 2014 and 2013, respectively. At September 30, 2013, the Parent had assumed the notes receivable described in the preceding paragraph which were reverted back to the Company effective April 01, 2014. The Company repurchased the Investment from the minority shareholders of the Parent.

e)              Transaction with Allied Digital Services Limited — an affiliate

The Company is affiliated with Allied Digital Services Limited (ADSL) because it owns a minority interest (19%) in that entity. The Company provides and receives certain services to and from ADSL as defined under a Service Agreement. The balance receivable from ADSL was $57,000 and $60,000 at December 31, 2014 and September 30, 2014, respectively.

6.              SUBSEQUENT EVENTS

In April 2015, the Company sold its revenue producing assets to PCM Inc., a multi-vendor provider of technology products and services.